Exhibit 16.1

August 21, 2009

Office of the Chief Accountant,
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549-7561

Re:           KSW, Inc. (Commission File Number 001-32865)

Dear Sirs:

On August 13, 2009, we were informed that we were dismissed as the independent registered public accountants for KSW, Inc. We have read Item 4.01 of the Form 8-K, dated August 13, 2009 being filed by KSW, Inc. and are in agreement with the statements contained in the first, third, fourth and fifth paragraphs of part (a) related to our firm. We have no basis to agree or disagree with the other statements made therein.

/s/ J.H. Cohn LLP
Roseland, New Jersey